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Pac-West Telecomm Announces CPUC's Vote on New Interconnection Agreement with SBC

  CPUC adopts modified Alternate Proposal
  Ruling provides a measure of regulatory certainty for the next three years

Stockton, CA - May 8, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that the California Public Utilities Commission (CPUC) voted on its new interconnection agreement (ICA) with SBC Communications for operations in California.

The new three-year agreement establishes the rules under which Pac-West and SBC interconnect their networks so that each carrier's customers can successfully call customers on the other carrier's network, and each carrier will be compensated for the associated costs.

John Sumpter, Pac-West's Vice President of Regulatory, commented, "The modified alternate decision adopted today is a vast improvement over what was initially proposed. We are grateful to the CPUC for their efforts in reworking the ICA to find a middle ground we believe both parties can live with."

Sumpter continued, "The terms of the agreement require Pac-West to modify our network. In recognition of the effort that is required, the CPUC has granted Pac-West until July of 2004 to enact these modifications. The CPUC has also made revenue concessions in the modified alternate proposal that will allow Pac-West to offset potential increased transport costs. We would like to recognize the CPUC for taking the time necessary for crafting a decision that appears to act in the best interests of both parties, but more importantly, for California's consumers."

Wally Griffin, Pac-West's Chairman and CEO, commented, "We are very pleased that the uncertainty surrounding our ICA with SBC is over and we can now move forward with finalizing the contract details. Once this is complete, we will be in a position to assess the impacts to our business model and make any required modifications. In general, the decision appears to be within a range that is workable. While it does require us to make significant investments in our network that we wouldn't otherwise do, the decision provides us the time to do so with the benefits of potential revenue upside and an expanded network to serve our customers."

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.